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                                                                                                                  EXHIBIT 12.2

                                                THE CHARLES SCHWAB CORPORATION

                                      Computation of Ratio of Earnings to Fixed Charges
                                           (Dollar amounts in thousands, unaudited)

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                                                                                                      Three months Ended
                                                                                                            March 31,
                                                                                                   2000                 1999
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
Earnings before taxes on income                                                                $511,555             $266,415
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Fixed charges
    Interest expense - customer                                                                 272,479              181,759
    Interest expense - other                                                                     31,908               21,359
    Interest portion of rental expense                                                           16,198               11,664
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    Total fixed charges (A)                                                                     320,585              214,782
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Earnings before taxes on income and fixed charges (B)                                          $832,140             $481,197
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Ratio of earnings to fixed charges (B) divided by (A)*                                              2.6                  2.2
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All periods have been restated to reflect the merger of The Charles Schwab Corporation with U.S. Trust Corporation.

*    The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such  purposes,  "earnings"
     consist of earnings  before taxes on income and fixed  charges.  "Fixed  charges"  consist of  interest expense  incurred on  brokerage  customer  cash balances,  deposits from  banking customers, long-term debt,  stock-lending  and short-term borrowings, as well as one-third of rental expense,  which is estimated to be representative of the interest factor.

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